EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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August 22, 2006

Board of Directors
Charys Holding Company, Inc.
Atlanta, Georgia

We hereby consent to the incorporation by reference in this Form 10-KSB filed on or about August 22, 2006 of the report dated April 30, 2006, relating to the consolidated financial statements of Charys Holding Company, Inc. for the year ended April 30, 2006, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding Charys' ability to continue as a going concern.


/s/ Miller Ray Houser & Stewart LLP

Miller Ray Houser & Stewart LLP
99 West Paces Ferry Road, N.W., Suite 200
Atlanta, Georgia 30305